Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Corporation Announces 1-for-4 Reverse Stock Split

Implemented to raise the per share trading price of Dataram’s common stock to more than

$4.00 per share bid price in support of closing requirements for merger with U.S. Gold Corp.

PRINCETON, N.J., May 5, 2017 – Dataram Corporation (NASDAQ: DRAM), today announced the Company has approved a 1 for 4 reverse split. The reverse stock split will be effective with The NASDAQ Capital Market (“NASDAQ”) at the open of business on Monday, May 8, 2017. The par value and other terms of Company’s common stock were not affected by the reverse stock split. Dataram’s common stock will begin trading on The NASDAQ Capital Market on a split-adjusted basis when the market opens on Monday, May 8, 2017.

The purpose of the reverse stock split is to raise the per share trading price of Dataram’s common stock to greater than $4.00 per share minimum bid price. The reverse split is a condition to the consummation of the merger with U.S. Gold Corp. The common stock will continue to be traded on the NASDAQ Capital Market under the symbol “DRAM,” and the new CUSIP number for the Company’s common stock following the reverse stock split is 238108 500.

The Company’s shareholders voted at the special shareholders meeting held on March 30, 2017, to grant the Board of Directors the authority, in its sole direction, to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-10 at any time prior to March 30, 2018. The Board of Directors has determined to fix the ratio for the reverse stock split at 1-for-4.

At the effective time of the reverse stock split, every four shares of Dataram’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock, without any change in par value. The reverse stock split will reduce the number of shares of Dataram’s common stock outstanding from approximately 4.8 million to approximately 1.2 million. In addition, pursuant to the reverse stock split, there will be a proportionate adjustment to (i) the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options and warrants to purchase or acquire shares of Dataram’s common stock and (ii) the conversion of all outstanding shares of convertible preferred stock. In addition, the number of shares reserved for issuance pursuant to Dataram’s existing equity incentive compensation plans will be reduced proportionately. The number of authorized shares of the Company’s common and preferred stock was not affected by the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Dataram’s common stock as reported today on the NASDAQ Capital Market. The Company’s transfer agent, Equity Stock Transfer LLC, is acting as exchange agent for the reverse stock split. Equity Stock Transfer will provide instructions to stockholders of record regarding the process for exchanging shares.

About Dataram Corporation

Dataram is a manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram’s memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor Statement

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company, and the pending acquisition of U.S. Gold Corp, and any anticipated benefits of the merger, and the success of U.S. Gold with respect to any of its exploration activities. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to U.S. Gold faced by junior exploration companies generally engaged in pre-production activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation